(d)(3)(i)

AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

ING SERIES FUND, INC.

OPERATING EXPENSE LIMITS

Name of Fund*	Maximum Operating Expense Limit (as a percentage of average net assets)
	Classes

	A	B	C	I	O	R	R6	W

ING Capital Allocation Fund [1] Formerly, ING Strategic Allocation Conservative Fund Term Expires October 1, 2011 Initial Term for Class W Shares Expires October 1, 2012	1.15%	1.90%	1.90%	0.90%	1.15%	N/A	N/A	0.90%

ING Core Equity Research Fund Term for Class A, B, C, I, O, R, and W Shares Expires October 1, 2014 Initial Term for Class R6 Shares Expires October 1, 2014	1.25%	2.00%	2.00%	0.89%	1.25%	1.50%	0.74%	1.00%

ING Corporate Leaders 100 Fund[2] Term Expires October 1, 2013 Initial Term for Class O Shares Expires October 1, 2013 Initial Term for Class R Shares Expires October 1, 2013	0.90%	1.65%	1.45%	0.65%	0.90%	1.15%	N/A	0.65%

1 These operating expense limits take into account operating expenses incurred at the underlying Fund level.

[2]	The extension of the expense limit term for ING Corporate Leaders 100 Fund and ING SMID Cap Equity Fund through October 1, 2013 is effective on July 21, 2012 and is contingent upon shareholder approval of the mergers of ING Index Plus LargeCap Fund with and into ING Corporate Leaders 100 Fund and ING Index Plus SmallCap Fund with and into ING SMID Cap Equity Fund, respectively.

Name of Fund*	Maximum Operating Expense Limit (as a percentage of average net assets)
	Classes

	A	B	C	I	O	R	R6	W

ING Global Target Payment Fund[1,3]	1.30%	2.05%	2.05%	1.05%	N/A	1.55%	N/A	1.05%

ING Large Cap Growth Fund Initial Term Expires October 1, 2014 Initial Term for Class R6 Shares Expires October 1, 2014	1.15%	N/A	1.90%	0.90%	N/A	1.40%	0.80%	0.90%

ING Small Company Fund Initial Term Expires October 1, 2006 Initial Term for Class W Shares Expires October 1, 2009 Initial Term for Class R6 Shares Expires October 1, 2014	1.50%	2.25%	2.25%	1.25%	1.50%	N/A	1.04%	1.25%

ING SMID Cap Equity Fund[2] (formerly, ING Index Plus MidCap Fund) Term Expires October 1, 2013	1.00%	1.75%	1.50%	0.75%	1.00%	1.25%	N/A	0.75%

/s/ HE

HE

Date last updated: October 1, 2013 to modify expense limits for ING Core Equity Research Fund.

*          This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

1 These operating expense limits take into account operating expenses incurred at the underlying Fund level.

[2]	The extension of the expense limit term for ING Corporate Leaders 100 Fund and ING SMID Cap Equity Fund through October 1, 2013 is effective on July 21, 2012 and is contingent upon shareholder approval of the mergers of ING Index Plus LargeCap Fund with and into ING Corporate Leaders 100 Fund and ING Index Plus SmallCap Fund with and into ING SMID Cap Equity Fund, respectively.

[3]	The expense limits will remain in effect for the following period, whichever is longer: 1) five years after the shareholder approval of the bifurcated advisory fees; or 2) two years after the last tranche of the ING US IPO.

2